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                                                           EXHIBIT 8.3


August 18, 1999


Lexford Residential Trust
The Huntington Center
41 South High Street
Suite 2410
Columbus, Ohio  43215


Ladies and Gentlemen:

We have acted as special counsel for Lexford Residential Trust (the "Trust") in connection with the proposed merger (the "Merger") of the Trust with and into Equity Residential Properties Trust, pursuant to the Agreement and Plan of Merger dated as of June 30, 1999 and the exhibits thereto (the "Merger Agreement") and the Registration Statement (as defined in the Merger Agreement). Except as otherwise provided, capitalized terms referred to herein have the meanings ascribed to them in the Merger Agreement or in the Registration Statement.

In rendering the opinion expressed herein, we have examined and, with your consent, relied upon (without any independent investigation thereof) statements and representations in the following documents (including all schedules, exhibits and amendments thereto): (i) the Merger Agreement and the Registration Statement; (ii) the organizational documents of the Trust, Lexford Properties, L.P. (the "Operating Partnership"), each of the partnerships, limited liability companies, joint ventures and trusts in which the Trust or Operating Partnership, directly or indirectly, owns any interest (the "Property Partnerships"), each of the Trust's wholly-owned corporations (including corporations wholly-owned directly by the Trust or wholly-owned indirectly by the Trust through the Operating Partnership, qualified REIT subsidiaries or other disregarded entities), Lexford Property Management, Inc., Lexford Guilford, Inc. and any other affiliated entities to the extent we deemed them relevant (collectively, the "Entities"); and (iii) such other instruments, documents and records which you have furnished to us for our review as we have deemed necessary in order to enable us to render the opinions expressed herein.

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Lexford Residential Trust
August 18, 1999
Page 2


In our examination of the foregoing documents, we have assumed, with your consent: (i) that original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; (ii) that all representations and statements set forth in such documents are true, correct and complete; (iii) that any representation or statement made as to a belief or made "to the knowledge of" or similarly qualified is correct and accurate without such qualification; (iv) that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; (v) that the Entities have at all times been organized and operated in accordance with the terms of their respective organizational documents and in accordance with all applicable laws; and (vi) that the Merger will be effective under applicable State law.

For purposes of rendering the opinion expressed herein, we have also assumed, and relied upon, with your consent, the accuracy of the representations contained in the letter from the Trust addressed to us dated as of the date hereof. These representations relate to factual matters relevant to the transaction contemplated by the Merger Agreement.

Based on such facts, assumptions and representations and subject to the qualifications stated in the next paragraph below, as of the date hereof, we are of the opinion that for federal income tax purposes under current law the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

This opinion is given as of the date hereof and is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any material change in any authorities upon which our opinion is based could affect our conclusion stated herein. There can be no assurance that the Service would not take a position contrary to that which is stated in this opinion letter. Further, any material variation or difference in the facts, assumptions or representations from those set forth in the Merger Agreement, the Registration Statement or representations referred to above may adversely affect the conclusion stated herein.

No opinion is expressed as to any matter not discussed herein.

This opinion is furnished to you solely for use in connection with the Merger Agreement and Registration Statement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, to the use of our name under the caption "The Merger-Material Federal Income Tax Consequences," and to the other references to this firm in the Merger Agreement and Registration Statement.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER

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Lexford Residential Trust
August 18, 1999
Page 3


Attachment: Lexford Residential Trust letter dated August 18, 1999 to Willkie Farr & Gallagher


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                             LEXFORD RESIDENTIAL TRUST

August 18, 1999



Willkie Farr & Gallagher                     Rudnick & Wolfe
787 Seventh Avenue                           203 N. LaSalle Street
New York, New York  10019-6099               Suite 1800
                                             Chicago, IL 60601-1293


    AGREEMENT AND PLAN OF MERGER  DATED AS OF JUNE 30, 1999 (THE "MERGER
               AGREEMENT") BETWEEN LEXFORD RESIDENTIAL TRUST
(THE "TRUST" OR "SELLER") AND EQUITY RESIDENTIAL PROPERTIES TRUST ("ACQUIRING")

Ladies and Gentlemen:

We are furnishing the following representations to you to enable you to prepare and deliver your respective tax opinions in accordance with Sections 6.2(e) and 6.3(f) of the Merger Agreement. We understand that you will be relying on such representations in rendering your tax opinions. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement or in the Registration Statement (as defined in the Merger Agreement).

In connection with your respective opinions, the Trust makes the representations set forth herein:

1. The Merger will be carried out, insofar as such Merger pertains to the Trust, as set forth in the Merger Agreement and Registration Statement.

2. The Merger is being effected for bona fide business reasons as described in the Merger Agreement and the Registration Statement.

3. The facts relating to the contemplated Merger pursuant to the Merger Agreement, the Registration Statement and the documents executed in connection therewith and pursuant thereto (the "Merger Documents"), are, insofar as such facts pertain to the Trust, true, correct and complete in all

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Willkie Farr & Gallagher
Rudnick & Wolfe
August 18, 1999
Page 2

     material respects. The Merger Agreement, the Registration Statement and the Merger Documents represent the entire understanding of the Trust and Acquiring with respect to the Merger.

4. The ratio for the exchange of the shares of beneficial interest of the Trust ("Trust Stock") for the shares of beneficial interest of Acquiring ("Acquiring Stock") in the Merger was negotiated through arm's length bargaining. Thus, the fair market value of the Acquiring Stock received by each Trust shareholder in respect of Trust Stock will be approximately equal to the fair market value of the Trust Stock surrendered in the exchange.

5. The fair market value of the assets of the Trust transferred to Acquiring will equal or exceed the sum of the liabilities assumed by Acquiring plus, without duplication, the amount of liabilities, if any, to which the transferred assets are subject.

6. There is no plan or intention by the shareholders of the Trust who own 5 percent or more of the Trust Stock, and to the best knowledge of the management of the Trust, there is no plan or intention on the part of the remaining shareholders of the Trust to sell, exchange, or otherwise dispose of a number of shares of Acquiring Stock received in the Merger that would reduce the shareholders' ownership of Acquiring Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of the Trust as of the same date. For purposes of this representation, shares of Trust Stock and shares of Acquiring Stock held by the Trust shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger are considered in making this representation.

7. To the knowledge of the Trust, Acquiring has no plan or intention to sell or otherwise dispose of any of the assets it acquired in the Merger, except for (i) dispositions made in the ordinary course of business (ii) transfers described in Section 368(a)(2)(C) of the Code and Treasury Regulation Section 1.368-2(j)(4), and (iii) dispositions which would not cause the Merger to fail to meet the requirements of Treasury Regulation Section 1.368-1(d). Following the sale or disposition, if any, of the Trust's assets to third parties, Acquiring will continue to own Trust assets sufficient at all times to comply with the continuity of business enterprise requirements of Treasury Regulation Section 1.368-1(d).

8. To the knowledge of the Trust, Acquiring has no plan or intention to reacquire any of the Acquiring Stock to be issued in the Merger.

9. To the knowledge of the Trust, following the Merger, Acquiring will continue the historic business of the Trust and will use a significant portion of the Trust's historic business assets in a business.

10. The liabilities of the Trust assumed by Acquiring and the liabilities to which the transferred assets of the Trust are subject were incurred by the Trust in the ordinary course of its business.

11. To the knowledge of the Trust, Acquiring acquired no more than 15% of the outstanding Trust Stock prior to the Merger.

12. There is no intercompany indebtedness existing between Acquiring and the Trust that was issued, acquired, or will be settled at a discount.

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Willkie Farr & Gallagher
Rudnick & Wolfe
August 18, 1999
Page 3


13. At the time of the Merger, the number of shares of Trust Stock outstanding shall not exceed 9,646,311; the number of warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire Trust Stock (for purposes of this representation, the "Trust Options") outstanding shall not exceed 204,250; and, the total number of shares of Trust Stock and Trust Options shall not exceed 9,763,478.

14. None of the compensation received by any shareholder-employee or shareholder-trustee of the Trust will be separate consideration for, or allocable to, any of their shares of Trust Stock; none of the shares of Acquiring Stock received by any shareholder-employees or shareholder-trustees will be separate consideration for, or allocable to, any employment agreement; and except for the "tax recognition payments" described in the Registration Statement, the compensation paid to any shareholder-employees or shareholder-trustees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

15. The payment of cash in lieu of fractional shares of Acquiring is solely for the purpose of avoiding the expense and inconvenience to Acquiring of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the shareholders of the Trust instead of issuing fractional shares of Acquiring Stock will not exceed one percent of the total consideration that will be issued in the transaction to the shareholders of the Trust in exchange for their shares of Trust Stock. The fractional share interests of each shareholder of the Trust will be aggregated, and no record shareholder or beneficial owner of the Trust will receive cash in an amount equal to or greater than the value of one full share of Trust Stock.

16. The Trust is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

17. Although the Trust is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code, the Trust is also a real estate investment trust, as defined in Section 856(a), described in Section 368(a)(2)(F)(i).

18. Each of the representations made by the Trust in the Merger Agreement and other documents associated therewith is true and accurate in all material respects and the Trust is authorized to make all of the representations set forth herein.

The information in this certificate is provided in connection with the preparation of your respective tax opinions. We understand that your respective opinions will be premised on the basis that all of the facts, representations and assumptions on which you are relying, whether contained herein or in the documents referred to herein, are accurate and complete and will be accurate and complete as of the Effective Time. We further understand that your opinion will be based in part upon the assumptions stated, and will be subject to the qualifications and limitations set forth, in your opinion letters.

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Willkie Farr & Gallagher
Rudnick & Wolfe
August 18, 1999
Page 4

IN WITNESS WHEREOF, I have signed this Certificate this day of August 18, 1999.

Lexford Residential Trust

By:    /s/ Bradley A. Van Auken
      --------------------------
Name:     Bradley A. Van Auken
Title:   Senior Vice President,
       General Counsel & Secretary